EXHIBIT 21

SUBSIDIARIES

Set forth below is a list of all active subsidiaries of the Registrant, the state or other jurisdiction of incorporation or organization of each, and the names under which subsidiaries do business as of February 28, 2018.

Name	Jurisdiction of Incorporation

USANA Canada Holding, Inc.	Delaware

USANA Health Sciences, China, Inc.	Delaware

USANA Health Sciences New Zealand, Inc.	Delaware

International Holdings, Inc.	Delaware

FMG Productions, Inc. (dba USANA Studios)	Utah

UHS Essential Health Philippines, Inc.	Utah

USANA Sense Company, Inc.	Utah

Pet Lane Inc.	Delaware

USANA Acquisition Corporation	Utah

USANA Canada Co.	Canada

USANA Australia Pty, Ltd.	Australia

USANA Health Sciences (NZ) Corporation	New Zealand

USANA Hong Kong Limited	Hong Kong

USANA Health Sciences Japan, LLC.	Japan

USANA Health Sciences Korea Ltd.	South Korea

USANA Health Sciences Singapore Pte, Ltd.	Singapore

USANA Mexico S.A. de C.V.	Mexico

Mercadotecnia Nutricional S de R.L. de C.V.	Mexico

UHS Essential Health Malaysia SND BHD	Malaysia

BabyCare Holdings Ltd.	Utah / Cayman Islands

BabyCare Ltd.	People’s Republic of China

Tianjin BabyCare Biological Science and Technology Ltd	People’s Republic of China

Tianjin Health Resources Sales Co., Ltd	People’s Republic of China

USANA Health Sciences (Thailand) Ltd	Thailand

USANA Health Sciences (France) SAS	France

USANA Asia Holding Ltd.	Singapore

USANA Health Sciences (Colombia) SAS	Colombia

PT. USANA Health Sciences Indonesia	Indonesia

Except as noted above, each subsidiary listed above is doing business under its corporate name.